EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended August 28, 2009

August 28, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	1.0%	1.6%	-8.0%
Class B Units	1.0%	1.5%	-8.4%
Legacy 1 Class Units[2]	1.0%	1.6%	-2.5%
Legacy 2 Class Units[2]	1.0%	1.6%	-2.6%
GAM 1 Class Units[2]	0.9%	1.5%	-1.3%
GAM 2 Class Units[2]	0.9%	1.5%	-1.5%
GAM 3 Class Units[2]	0.9%	1.3%	-2.3%

S&P 500 Total Return Index[3]	0.3%	4.4%	15.9%
Barclays Capital U.S. Long Government Index[3]	1.7%	1.3%	-9.7%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Soybean markets rallied last week as elevated export demand supported prices.  Supply concerns caused by a possible 7-day farmer strike in Argentina also helped move soybean prices higher.  Sugar prices rose again last week as tight supply forecasts for India were confirmed by a weak monsoon season.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

Currencies:    Investors liquidated British pound positions last week due to concerns regarding the nation’s economic future.  An announcement that the UK government plans on releasing £175 billion of planned economic stimulus weighed heavily on consumer confidence, moving the pound lower against major counterparts.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the U.S. dollar.

Energy:  Natural gas prices fell as a result of expanding supply in the U.S.  Elevated inventories in the natural gas markets were caused by weak industrial demand due to the economic downturn, strong production from energy facilities, and a relatively calm hurricane season.

Grant Park’s longer-term trading advisors are predominantly long the energy sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Equities:  In the equity markets, strong housing data and durable goods orders resulted in gains for most North American equity indices.  Following moves in the U.S., European indices also experienced modest gains, with the Dax and Dow Jones Eurostoxx indices finishing higher for the week.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:  Skepticism surrounding the speed of a potential global economic recovery fueled demand in the U.S. Treasury markets last week.  In Asia, Japanese Government Bonds declined on speculation that newly elected Japanese officials would increase debt sales.

Grant Park’s longer-term trading advisors are predominantly long the fixed-income sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Metals:  Recent signs of economic recovery drove precious metals markets higher last week.  Base metals prices generally declined as a result of uncertainty regarding China’s economic outlook and the nation’s demand for industrial materials.

Grant Park’s longer-term trading advisors are predominantly long the metals sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.